EXHIBIT 10.12

WestLB

December 5, 2006

Strictly Private and Confidential

Mr. Gord Laschinger

Chief Executive Officer

Northern Ethanol, Inc.

193 King Street East

Suite 300

Toronto, Ontario

Canada, M5A 1J5

Re: Debt Financing for Northern Ethanol, Inc.

Dear Mr. Laschinger:

This letter (the “Engagement Letter”) confirms the terms and conditions under which WestLB AG, New York Branch (“WestLB”) is engaged by Northern Ethanol, Inc. (the “Obligor”) to structure, arrange and distribute a senior secured construction and term debt facility of approximately US$[223,500,000.00]1 (the “Senior Construction/Term Facility”) and a subordinated secured debt facility of approximately US$[55,875,000.00] (the “Subordinated Facility” and, together with the Senior Construction/Term Facility, the “Debt Facility”) for the Borrowers (as defined below).

The Obligor will be the direct owner of a special purpose holding company (the “Mezzanine HoldCo”), which will own directly a special purpose holding company (“HoldCo”), which will in turn be the direct owner of two special purpose subsidiaries (each, a “Project OpCo” and, together with the Mezzanine HoldCo and HoldCo, the “Borrowers”) formed to build, own and operate two corn based fuel-grade ethanol facilities (the “Project”) to be built in or near Barrie, Ontario, Canada and Sarnia, Ontario Canada.

1. The Project. The Obligor has indicated to WestLB that the two ethanol facilities are expected to produce 216 million gallons per year (“MMGPY”) of undenatured ethanol (108 MMGPY for each of the plants) and also wet distiller’s grains (“WDGS”). The Obligor is negotiating a term sheet with Aker Kværner ASA to be the EPC Contractor on the Project. Total project costs are estimated to be US$[372,500,000.00], of which approximately US$[223,500,000.00]1 will be financed with the Senior Construction/Term Facility and approximately US$[55,875,000.00]1 will be financed with the Subordinated Facility. It is planned that Eco-Energy, Inc., will market the ethanol produced by the plants.

2. Engagement. On terms and conditions set forth in this Engagement Letter, the Obligor mandates WestLB to structure and arrange the Debt Facility on terms similar to the terms and conditions set forth in the senior term sheet (the “Senior Term Sheet”) attached hereto as Exhibit A, and

__________________________

1 Subject to review of the proposed tax structure.

WestLB AG	1211 Avenue of the Americas	Managing Board:	Reg. Amtsgerichte
New York Branch	New York, NY 10036	Dr. Thomas R. Fischer (Chairman),	Düsseldorf, HRB 42975
		Dr. Norbert Emmerich (Vice Chairman),	Münster, HRB 6400
	Tel: (212) 852-6000	Dr. Matthijs van den Adel, Klaus-Michael Geiger,	Registered Office:
	Fax: (212) 852-6300	Dr. Hans-Jürgen Nichaus, Robert M. Stein,	Düsseldorf/Münster
	www.westlb.com	Werner Taiber

WestLB

the subordinated term sheet (the Subordinated Term Sheet”, and together with the Senior Term Sheet, the “Term Sheets”) attached hereto as Exhibit B.

WestLB will use its best efforts to structure, arrange and document the Debt Facility including the following:

a)	negotiate the final Term Sheets, perform and complete due diligence and prepare definitive documentation for the Debt Facility with the final terms being subject to the Borrowers’ approval;

b)

upon completion of due diligence (the results of which must be satisfactory to WestLB in its sole discretion), WestLB will seek to obtain all necessary internal approvals for the Branch to arrange and syndicate the Debt Facility; and

c)

manage all aspects of a syndication of the Debt Facility, including without limitation, the timing of all offers to prospective lenders, arrangement of road show presentations and other meetings between the Borrowers and lenders as required, the acceptance of commitments from lenders and the determination of the amounts offered and the compensation provided, subject to the limitations on fees payable by the Borrowers as set forth herein.

WestLB shall be granted the following titles as applicable, in respect of any debt arranging, placement and/or financial underwriting activity: Sole Lead Arranger, Bookrunner and Administrative/Syndication Agent, in connection with WestLB as lender as it relates to the extension of credit.

Subject to appropriate confidentiality agreements, WestLB reserves the right to employ, upon notice but without the consent of the Obligor, the services of its affiliates in providing the services contemplated by this Engagement Letter and to allocate, in whole or in part, to such affiliates the fees payable to WestLB in such manner as WestLB and their affiliates may reasonably deem to be appropriate.

Subject to appropriate confidentiality agreements, WestLB may hire certain advisors to assist it in the duties to be performed pursuant to this Engagement Letter. WestLB and the Obligor will mutually agree on the advisors to be selected and the financial terms of any engagement. The Obligor agrees to pay directly all expenses and fees to any advisor selected.

The Obligor acknowledges and agrees that as a client of WestLB, it will be required to undertake to complete, and use its best commercial efforts, to assist WestLB in completing, documentation required under WestLB’s Customer Identification Program, pursuant to the USA PATRIOT Act, as a condition to WestLB’s role in placing the Debt Facility. Satisfactory completion of such documentation shall be at the sole discretion of WestLB.

PLEASE NOTE THAT THIS ENGAGEMENT LETTER DOES NOT CONSTITUTE A COMMITMENT FROM WESTLB OR ANY OF ITS AFFILIATES TO PROVIDE A DEBT FACILITY OR ANY OTHER FINANCING. Any such commitment would be undertaken under a separately negotiated agreement

WestLB

and is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to WestLB in its sole discretion:

a)	the receipt of all applicable internal approvals by WestLB;

b)	satisfactory completion of due diligence by WestLB;

c)	the negotiation, preparation, execution and delivery of mutually acceptable definitive documentation evidencing the Debt Facility;

d)	the absence of a material breach of any representation, warranty or agreement of the Borrowers, the Obligor or any of their affiliates;

e)

the absence of any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of any Borrower, the Obligor, any of their affiliates or the Project;

f)

the absence of any material disruption of or material adverse change in the financial, banking or capital market conditions that, in the judgment of WestLB, could materially impair the syndication of the Debt Facility;

g)	compliance with the terms and satisfaction of the conditions set forth or referred to in this Engagement Letter and the Term Sheets;

h)

WestLB’s satisfaction that, prior to and during the syndication of the Debt Facility, there shall be no competing offering, placement or arrangement of any debt financing by or on behalf of the Obligor, any Borrower or any of their affiliates.

THERE CAN BE NO ASSURANCE THAT THE CONDITIONS DESCRIBED ABOVE TO WESTLB’S PROVIDING A DEBT FACILITY OR ANY OTHER FINANCING WILL BE SATISFIED.

The Obligor agrees that, until the termination of this Engagement Letter as provided herein, no other financial institution, independent financial consultant, broker, advisor, etc., will be authorized or be retained by the Obligor or any of its affiliates to perform senior debt-related or subordinated debt-related services similar to those proposed by WestLB.

The Obligor also acknowledges that WestLB and its affiliates may be providing debt financing, equity capital or other services (including financial advisory) to other companies in respect of which the Obligor may have conflicting interests.

3. Engagement Letter Termination. This Engagement Letter may be terminated at any time by either party hereto by delivery of notice to the other party hereto.

WestLB

If the Obligor terminates this Engagement Letter, the Obligor will have no further obligation to WestLB with respect to this Engagement Letter other than (1) reimbursement of the out-of-pocket costs, including without limitation the fees and costs of WestLB’s independent engineer, consultants and outside legal counsel, as described in the section of this Engagement Letter entitled “Remuneration and Expenses”, (2) any applicable fees described in the Fee Letter described in the section of this Engagement Letter entitled “Remuneration and Expenses”, and (3) the indemnification obligations arising under the section of this Engagement Letter entitled “Indemnification.”

4. Remuneration and Expenses. In consideration of the services to be provided by WestLB hereunder, the Obligor shall pay to WestLB each of fees described in the Fee Letter dated as of the date hereof between WestLB and the Obligor (the “Fee Letter”), in the terms and conditions set forth therein.

Neither WestLB nor any of its affiliates will be responsible for any fees or commissions payable to finders or to financial or other advisors utilized by the Obligor or its affiliates or to any potential lenders, and no fee or other compensation payable to any other advisor or person shall reduce or otherwise affect the fees and the reimbursements payable to WestLB or its affiliates under the Fee Letter.

In addition to any fees that may be payable to WestLB under the Fee Letter or otherwise in connection with its engagement hereunder, the Obligor agrees to reimburse WestLB and its affiliates on request for all reasonable out-of-pocket expenses incurred by WestLB and its affiliates in connection with the Debt Facility hereunder (whether or not the services contemplated by this Engagement Letter are completed or closed), including, without limitation, travel and accommodation, and the fees and costs of WestLB’s independent engineer, consultants and outside legal counsel in connection with the due diligence, rating agency process (if necessary), negotiation, preparation, execution and delivery of this Engagement Letter and the definitive documents to be entered into in respect hereof. The Obligor also agrees to pay all costs and expenses of WestLB (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of the rights and remedies under this Engagement Letter. In connection with the payment of the fees, costs and expenses referred to in this paragraph, the Obligor shall pay to WestLB an initial retainer deposit in an amount of US$200,000. The initial retainer deposit will be payable on the execution date of this Engagement Letter. Notwithstanding the foregoing, the Obligor’s payment obligations with respect to the fees, costs and expenses referred to in this paragraph shall not be limited to the amount of such retainer deposit, and the Obligor agrees to reimburse WestLB and its affiliates for all out-of-pocket expenses, fees and costs incurred in connection with the Debt Facility.

All fees and expenses and any other amounts due hereunder and under the Fee Letter shall be due and payable by the Obligor, unless otherwise specified herein, within 10 days of request therefor by WestLB. All amounts payable hereunder shall be payable in U.S. Dollars in New York. The Obligor and the Borrowers agree that any and all payments hereunder shall be made (i) in immediately available funds, (ii) free and clear of any taxes and withholdings, and (iii) not be subject to counterclaim or set-off for, or be otherwise affected by any claim or dispute relating to, any other matter. Any payment, reimbursement, indemnification and other obligation of the Obligor under this Engagement Letter shall be an obligation of the Obligor.

WestLB

5. Syndication. If, in connection with the syndication of the Debt Facility, WestLB determines that additional Fees to Market (as defined in the Fee Letter) and/or the applicable margins of the Debt Facility and/or changes in any of the other terms and conditions of the Debt Facility are necessary in order to achieve a Successful Syndication (as defined below), WestLB shall have the right to increase the Fees to Market and/or the applicable margins and/or make such other changes to the terms and conditions of the Debt Facility (including the structure and amount of the Debt Facility), as the Lead Arranger, in its sole discretion, deems necessary to achieve a Successful Syndication. It is understood that the provisions of this paragraph shall remain in effect until there shall have been a Successful Syndication. A “Successful Syndication” shall be one in which WestLB shall have received all commitments to subscribe 100% of the Debt Facility. The provisions of this paragraph shall remain in effect until a Successful Syndication has been completed, and such provisions shall survive after the closing date if a Successful Syndication has not been completed by the closing date. The Obligor agrees that if a Successful Syndication shall not have been completed by the closing date, the Obligor will cause the Borrowers to execute and deliver such amendments to the definitive credit documentation for the Debt Facility as WestLB may request to give effect to any changes to the Debt Facility required by this paragraph, and that provisions to the foregoing effect will be included in the definitive credit documentation.

Clear Market: To ensure an orderly and effective syndication of the Debt Facility, the Obligor agrees that neither it nor any of its affiliates will syndicate or issue, attempt to syndicate, have discussions with any potential investors relative to a potential syndication of, or announce or authorize the announcement of the syndication of, any debt facility (including any renewal or refinancing of any existing debt facility), without the prior written consent of WestLB, provided that WestLB will use its best efforts to complete the syndication as soon as possible after the initial bank syndication meeting.

6. Indemnification. The Obligor agrees to indemnify and hold harmless WestLB, each relevant affiliate of WestLB and each of the respective officers, directors, employees, agents, advisors and representatives of the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party in connection with any third-party claim, in each case arising out of or in connection with this Engagement Letter (or the transactions contemplated hereby), WestLB’s engagement hereunder, the Debt Facility, any offering materials or other information made available in connection with the transactions contemplated by this Engagement Letter (including, without limitation, arising out of or based upon any misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact in any verbal or written communication made in connection with the transactions contemplated by this Engagement Letter), or any related claim or investigation, litigation or proceeding, whether or not any transactions contemplated by this Engagement Letter are consummated or any commitment letter is delivered, except to the extent such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct.

The Obligor agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to it or any of its direct or indirect shareholders, affiliates, partners or creditors or any other person (a) for or in connection with this Engagement Letter, the Debt Facility, or any other transactions contemplated hereby for (i) any special, indirect, consequential, punitive, or

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incidental damages (whether or not foreseeable), it being understood and agreed that direct damages are subject to such liability only to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct and (ii) any loss of profit, business, anticipated savings or for any indirect or consequential loss whatsoever, and (b) for any damages arising from the use by any unintended recipients of any information or other materials distributed through electronic, telecommunications or other information transmission systems that has been or will be made available by or on behalf of the Obligor or the Borrowers to WestLB.

7. Limitations on Role. It is expressly agreed and understood that WestLB is not providing (nor is the Obligor relying on WestLB for) legal, accounting, tax or investment advice and the Obligor is seeking and will rely on the advice of its own professionals and advisors for such matters and will make an independent analysis and decision regarding the transaction contemplated by this Engagement Letter based on such advice. The determination of whether to accept any proposal, presentations or recommendations arising out of the services provided by WestLB and its affiliates hereunder shall be made by the Obligor in its sole discretion, and the Obligor shall have the option, in its sole discretion, to accept, reject or modify any advice rendered by WestLB. Nothing herein shall give rise to any liability or responsibility on the part of WestLB or any of its affiliates for the success or otherwise of the transactions contemplated by this Engagement Letter.

8. Confidentiality. The Obligor also acknowledges that WestLB has no obligation to use, in connection with the Debt Facility, or to furnish to the Obligor, confidential information obtained from other persons or entities.

The Obligor agrees that the terms and conditions of this Engagement Letter as well as the existence thereof, all written and verbal reports to the Obligor and all writings prepared by or on behalf of WestLB in connection with its engagement hereunder (collectively, the “WestLB Information”) are provided to the Obligor for their confidential use only and may not be used other than in connection with the transactions contemplated by this Engagement Letter or, in the case of this Engagement Letter, disclosed by the Obligor to any person or entity without the prior written consent of WestLB; provided that, following its acceptance hereof, the Obligor may disclose the same on a confidential basis to any potential source of equity capital or subordinated debt; and provided further that following their acceptance hereof, the Obligor (and each of its employees, representatives and agents) may (i) disclose the same to its accountants, attorneys and other advisors solely in connection with transactions contemplated by this Engagement Letter and on a confidential basis, and (ii) make such other disclosures of WestLB Information as it is required by law, in the written opinion of its counsel, to make. Without limitation to the foregoing, no advice rendered by WestLB, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without WestLB’s prior written consent. In addition, WestLB may not be otherwise referred to without or prior written consent.

9. Information. During the course of the term of this Engagement Letter, the Obligor agrees to furnish WestLB with such Information about the Obligor, the Borrowers and the Project, and use its best commercial efforts to assist WestLB in obtaining Information on material project parties, as WestLB may reasonably request or as any competent regulatory authority may require, including

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Information to be included in offering memoranda or other disclosure documents (the “Company Information” and, together with WestLB Information, the “Information”).

The Obligor represents and warrants to WestLB that except as otherwise disclosed to WestLB in writing: (i) all Company Information will be accurate and complete in all material respects at the time it is furnished and will not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made, (ii) all historical financial data provided to WestLB has been or will be prepared in accordance with generally accepted accounting principles and practices then in effect in the United States and will fairly present the financial condition and operations of the Obligor and the Borrowers, and (iii) any projections, financial or otherwise, provided to WestLB will be prepared in good faith based on assumptions believed to be reasonable at the time of the preparation thereof for the conclusions reached therein and on a basis consistent with the design and performance parameters of the Project. The Obligor agrees to advise WestLB during the period of the engagement of all developments affecting the Obligor, the Borrowers or the accuracy of Information previously furnished to WestLB or prospective lenders and of all material developments or proposals in relation to the business of the Obligor and the Borrowers and their affiliates, in particular where these may have any effect on the Debt Facility.

Additionally, the Obligor agrees actively to assist WestLB in completing the services under this Engagement Letter. Such assistance shall include (a) the Obligor using it best commercial efforts to ensure that any syndication efforts benefit materially from the Obligor’s existing lending and investment banking relationships and (b) direct contact between the Obligor’s senior management, representatives and advisors and the proposed lenders.

The Obligor recognizes and confirms that WestLB (i) will be relying, without independent verification, solely on such Company Information and other information available from generally recognized public sources in performing the services contemplated hereunder, (ii) does not assume responsibility for the accuracy or completeness thereof and (iii) will make appropriate disclaimers consistent with the foregoing. In addition, any opinions delivered by or on behalf of the Obligor or the Borrowers to the lenders shall expressly provide that WestLB may rely upon such opinions.

10. Publicity. The Obligor agrees that WestLB has the right to place advertisements in financial and other newspapers and journals at its own expense describing the services provided to the Obligor hereunder.

11. Survival. Except as otherwise expressly provided herein, (a) the Obligor’s obligations relating to fees, indemnification, costs and expenses, confidentiality and publicity shall survive the expiration or termination of this Engagement Letter and (b) WestLB’s obligations relating to confidentiality and publicity shall survive for 18 months following the expiration or termination of this Engagement Letter. The governing law, jurisdiction and waiver of jury trial provisions shall survive the expiration or termination of this Engagement Letter.

12. Governing Law; Jurisdiction; Waiver of Jury Trial. This Engagement Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Engagement Letter sets forth the entire agreement between the parties with respect to the matters addressed herein

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and supersedes all prior communications, written or oral, with respect hereto. This Engagement Letter may not be amended or modified except in a writing signed by the parties hereto. Neither WestLB nor the Obligor may assign or delegate any of its rights or obligations under this Engagement Letter without the prior written consent of the other parties. Any party to whom any of the rights hereunder are assigned in accordance with the provisions hereof shall agree to be added as a party to this Engagement Letter, along with any amendments or modifications to each as the other parties may require. Any assignment in violation of this provision shall be null and void. Any party may delegate all of its rights and obligations hereunder to any person to whom this Engagement Letter has been validly assigned pursuant to the provisions of this paragraph; provided that such person expressly assumes all payment, reimbursement, indemnification and other obligations of the assigning party under this Engagement Letter. This Engagement Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

WestLB and the Obligor hereby irrevocably (i) submit to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Engagement Letter, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court and (iii) waive, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding. WestLB and the Obligor consent to the service of any and all process in any such action by the mailing of copies of such process to, in the case of WestLB, 1211 Avenue of the Americas, New York, New York 10036: Attn: Legal Department and, in the case of the Obligor, to its address set forth on the signature page. Nothing herein shall affect a party’s right to serve legal process in any other manner permitted by law or affect its right to bring any action or proceeding against the other parties, or their respective property, in the courts of other jurisdictions.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ENGAGEMENT LETTER OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THE TERMS OF THIS ENGAGEMENT LETTER.

Please indicate your agreement that WestLB will be mandated as set forth in this Engagement Letter, and your acceptance of the provisions hereof, by arranging for this Engagement Letter to be executed by the Obligor and returning an executed counterpart to WestLB AG, New York Branch, c/o Michael Pantelogianis, Director, WestLB AG, 1211 Avenue of the Americas, New York New York 10036 (Fax: (212) 852-6273) within three weeks of receipt of this Engagement Letter. If you deliver this Engagement Letter by facsimile, please arrange for the executed original to follow by overnight courier.

WestLB

We are delighted to accept this engagement and look forward to working with you on this assignment. If you have any questions, please do not hesitate to contact Michael Pantelogianis at212-597-8335.

Very truly yours,

WESTLB AG, NEW YORK BRANCH
By s/Thomas D. Murray Name: Thomas D. Murray Title: Managing Director
By s/Michael Pantelogianis Name: Michael Pantelogianis Title: Director

The undersigned acknowledges and agrees to the terms of this Engagement Letter as of the date specified below.

Acknowledged, accepted and agreed: December 13, 2006

Northern Ethanol, Inc.

Date:

By:        s/G. Laschinger

Name: Gord Laschinger

Title:	President and CEO

WestLB

Exhibit A

Indicative Senior Term Sheet

Senior Bank Financing for the Northern Ethanol Project

The terms outlined below in this Indicative Senior Term Sheet (the “Term Sheet”) are for discussion purposes only and this Term Sheet does not constitute a commitment, offer, agreement in principal or other agreement or obligation by WestLB AG, New York Branch (“WestLB”) or any of its subsidiaries or other affiliates to provide financing. Any binding commitment by WestLB would be subject to, inter alia, due diligence, receipt of all required credit approvals by WestLB and negotiation and mutual agreement of satisfactory definitive documentation evidencing the credit facilities described in this Term Sheet (the “Financing Documents”). Any amendments, additions or restatements of this Term Sheet shall be in writing acknowledged by each of the parties hereto.

Type of Financing:

Senior secured first priority non- recourse construction and term financing (the “Senior Financing”). The Senior Financing shall be the lesser of (i) 60% of the total capital requirements (including contributions in kind made by the Sponsor and approved by the Lenders); or (ii) US$1.25 to US$1.35 per gallon of the total project capacity (the “Project”), as defined further below). The Senior Financing will include availability of working capital financing in an amount to be determined.

The total capital requirements (including contributions in kind made by the Sponsor) are currently estimated to be approximately US$372.500.000.00 million.

Borrowers:

Jointly and severally (a) Northern Ethanol (Barrie) Inc. (“NE Barrie”), a special purpose bankruptcy remote entity that will directly own 100% of a 108 million gallon per year fuel grade undenatured ethanol facility, (b) Northern Ethanol (Sarnia) Inc. (“NE Sarnia”), a special purpose bankruptcy remote entity that will directly own 100% of a 108 million gallon per year fuel grade undenatured ethanol facility, and (c) [HoldCo],a special purpose bankruptcy remote entity that will directly own 100% membership interests in each of NE Barrie and NE Sarnia. [Note: the parties have agreed to review the corporate structure of the Borrowers to determine which structure is most tax advantageous to both the Borrowers and the Senior Lenders; provided, that such corporate structure shall not impact the economic and substantive terms set forth in this Term Sheet and the amount of financing provided will need to be reviewed in light of such structure.

Sponsor:	Northern Ethanol, Inc., a corporation organized and existing under the laws of Delaware

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Use of Proceeds:

The Senior Financing will be used for (i) the construction of a 108 million gallons per year fuel-grade undenatured ethanol production facility located in Barrie, Ontario, Canada (the “Barrie Plant”) and (ii) the construction of a 108 million gallons per year fuel-grade undenatured ethanol production facility located in Sarnia, Ontario, Canada (the “Sarnia Plant”), and together with the Barrie Plant. the “Project”), including construction costs, interest during construction, lenders and advisers costs and fees in relation to the Project. land costs, Project development costs and other agreed Project costs, including pre-funding of reserves.

WestLB may structure the Senior Financing as one or more tranches of debt, which may include a tranche of debt that is fully funded at closing and placed into escrow and may include separate accounts for each of the Barrie Plant and the Sarnia Plant.

Sole Lead Arranger	WestLB AG, New York Branch.

and Bookrunner:

Lenders:	WestLB AG, New York Branch and other financial institutions selected by the Lead Arranger in consultation with Northern Ethanol.

Administrative	WestLB AG, New York Branch.

Agent and Collateral

Agent:

Securities	[TBD]

Intermediary Bank:

Amount of Senior	Approximately US$[223,500,000.00] million.

Financing:

Tenor:	Up to 7.5 years consisting of a construction loan of approximately 18 months and, upon the Conversion Date (as defined below), a term loan of up to 6 years.

Priority of Funding:	The Senior Financing for each plant shall be available only after all equity and subordinated debt for such plant have been applied to the Project costs for such plant.

Interest Rate:	LIBOR plus Applicable Spread, payable quarterly in arrears.

Applicable Spread:	325 - 350 basis points anticipated

Scheduled	6% per annum of the initial amount of the Senior Financing commencing on the first quarterly payment date after the earlier of the

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Amortization :	Conversion Date (as defined below) and the expiration of the 18 month construction period. Any outstanding amounts will be payable in full on the final maturity date.

Commitment Fee:	50 basis points on undrawn commitment.

Security:

The Senior Financing will be secured by a first-priority perfected security interest on all Project assets, accounts. Project Contracts (as defined below) and a pledge of the equity interests (economic, voting and otherwise) in each Borrower, fully cross collateralized

Hedging Program:

.The Borrowers shall submit a proposed commodity hedging program to the Administrative Agent for approval six months prior to the Project being operational, such approval not to be unreasonably withheld. The Borrowers acknowledge that the purpose of the Hedging Program is to reduce (i) the Project’s exposure to adverse swings in commodity spot prices and (ii) margin volatility. Additional details on hedging requirements or restrictions will be set forth in the Financing Documents.

Interest rate hedging for at least 50% of the projected principal amount of the Senior Financing, or a suitable alternative dynamic hedge, will be required through maturity.

During the documentation stage, the parties will discuss the need of hedging arrangements to mitigate exchange rate fluctuation risk.

Optional	Optional prepayment s of the Senior Financing, in whole or in part,
Prepayment:

shall be permitted at the Borrowers’ option; provided that the Borrowers reimburse all breakage costs to the Lenders, if any. Prepayments shall be applied pro rata to the remaining principal installments. Prepayments of less than $500,000 shall not be permitted.

Mandatory	Usual and customary for projects of similar type, including but not
Prepayment:	limited to the following:

•

Proceeds from the sale of assets or insurance proceeds (excluding business interruption insurance proceeds) in excess of US$250,000 received by the Borrowers. Insurance proceeds in excess of US$250,000 will be subject to the Borrowers’ right to use insurance and condemnation proceeds for reconstruction on customary conditions;

•	40% of free cash flow or up to 100% of free cash flow if required to reduce the aggregate principal outstanding at the

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end of each quarterly period to the applicable Target Balance Amount, as defined below;

•	Up to 100% of money deposited in the Prepayment Holding Account, subject to the DSCR Test and Application of Proceeds in the Prepayment Holding Account, as described below; and

•	Up to 100% of the money deposited in the VEETC Holding Account, subject to renewal of the VEETC and the Application of Proceeds in the VEETC Holding Account, as described below.

Mandatory Prepayments shall be made in inverse order of maturity .

Target Balance	The initial amount of the Senior Financing reduced by 1/24th of
Amount:	such amount on each quarterly date subsequent to the Conversion Date (as defined below)

Debt Service	A 6-month debt service reserve account (“DSRA”) shall be funded
Reserve Account:	either with cash or through a letter of credit from an acceptable bank upon the Conversion Date (as defined below). Amounts necessary to fund the DSRA shall be budgeted in financing sources and uses.

Priority of	All cash derived from the Project as well as amounts received under
Application of	Federal, State and Local incentive programs, shall be held in a Project
Funds:	Cash flow Account (to be established) and shall be applied in the following order (the “Waterfall”):

(i)

To pay operating expenses, including cost of corn, commodity hedge expense incurred under the Hedging Program in the ordinary course of business, natural gas, electricity, overhead and property and other taxes [(other than income taxes)][2] and other working capital needs;

(ii)

To pay required maintenance capital expenditure, as reviewed and agreed to with the Independent Engineer; provided that no such review and agreement shall be required for (a) capital expenditures incurred in connection with regulatory or environmental compliance of not more than US$500,000 per occurrence and US$1,00,000 in aggregate per annum and (b) other capital expenditures of not more than US$500,000 in the aggregate per annum;

(iii)	To pay interest and fees on the Senior Financing;

(iv)	To pay scheduled principal under the Senior Financing;

____________________

2 Subject to review of the proposed tax structure.

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(v)	To fund the DSRA to the required level;

(vi)

Provided that (a) no Default or Event of Default has occurred and is continuing and (b) each of the Historic DSCR and the Prospective DSCR are greater than 1.50, to pay interest on subordinated debt. accrued in the current quarter, up to a maximum of [8]% per annum;

(vii)	The greater of 40% of the cash remaining after item (vi) or amounts required to be swept and applied towards prepayment of the Senior Financing to meet the Target Balance Amount;

(viii)	To fund the Prepayment Holding Account, in accordance with the cash sweep/trap mechanism based on the DSCR Tests (see below);

(ix)	Prior to the Conversion Date (as defined below), to pay additional construction costs. if any, for the [second plant to be built] ;

(x)

To release an equity distribution in order to satisfy current subordinated interest not paid under item (vi) above and deferred subordinated interest and to pay Project-related tax liabilities (to be refined in consultation with tax counsel); and

(xi)	Immediately upon the satisfaction of the Release of Equity Distributions conditions (see below), all cash available shall be transferred to an account maintained by HoldCo’s parent.

Release of Equity	Equity distributions (including the repayment of subordinated
Distributions:

principal) shall be made on a quarterly basis, to coincide with the scheduled interest and principal payment dates, subject to, without limitation, (i) no default or event of default existing or resulting from the equity distribution, (ii) the Debt Service Reserve Account being fully funded, (iii) no VEETC Event (see below) has occurred and is continuing and (iv) compliance with the DSCR Test (see below).

No equity distributions shall be allowed prior to the Conversion Date (as defined below).

DSCR Test:

On any permitted equity distribution date, the DSCR Tests are performed to determine the level of equity distributions permissible in that period. DSCR is defined as (i) all revenues (other than extraordinary revenues) net of operating expenses (including applicable taxes), required maintenance, capital expenditure and funding of working capital, divided by (ii) the interest and scheduled principal

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payments for that period due under the Senior Financing.

A Historical DSCR shall be calculated for the preceding 12-month period based on actual historical figures. A Prospective DSCR shall also be calculated for the succeeding 12-month period, based on projections of the Borrowers, feedstock and product pricing forecasts provided by the Independent Market Consultant, and operating costs forecasts provided by the Independent Engineer, all of which will be developed together with the Borrowers.

DSCR Tests

1.	Both the Historical DSCR and Prospective DSCR are greater than or equal to 1.50x:

If on any equity distribution date both the Historical DSCR and the Prospective DSCR are greater than or equal to 1.50x, no sweep to the Prepayment Holding Account, and no prepayment of the Senior Financing, will be required at item (viii) of the Waterfall.

2.	Historical DSCR is greater than or equal to 1,50x and the Prospective DSCR is below 1.50x:

If on any equity distribution date the Historical DSCR is greater than or equal to 1.50x and the Prospective DSCR is below 1.50x, all amounts remaining after item (vii) in the Waterfall shall be deposited into the Prepayment Holding Account.

3.	Historical DSCR is below 1.50x:

If on any equity distribution date the Historical DSCR is below 1.50x, all cash remaining after item (vii) in the Waterfall shall be swept and applied towards the prepayment of the Senior Financing, as described in “Mandatory Prepayments” above.

VEETC Event:	A VEETC Event shall be deemed to have occurred if, any time after June 30, 2009, the VEETC (i) has expired or (ii) is scheduled to expire in less than 1.5 years from such date.

If a VEETC Event has occurred and is continuing, then up to 75% of cash remaining after item (vi) in the Waterfall shall be deposited into the VEETC Holding Account (see below).

Application of	Proceeds in the Prepayment Holding Account, pursuant to DSCR Test
Proceeds in the	conducted in period x, shall remain there until the next quarterly
Prepayment Holding

DSCR Test date in period x+1. At the next quarterly DSCR Test date, which shall coincide with the interest and principal payment date in period x+1, both a Historical DSCR for the preceding 12-month period and a Prospective DSCR for the succeeding 12-month period shall be calculated.

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Subject to the Historical and Prospective DSCR, proceeds trapped in the prepayment Holding Account will be allocated as follows:

(i) If the Historical DSCR and the Prospective DSCR calculated in period x+1 are greater than or equal to 1.50x then, subject to conditions (i), (ii) and (iii) in the Release of Equity Distributions section above, all amounts in the Prepayment Holding Account will be applied pursuant to the Priority Application of Funds.

(ii) If the Historical DSCR calculated in period x+1 is greater than or equal to 1.50x and the Prospective DSCR calculated in period x+1 is below 1.50x then proceeds will remain trapped in the Prepayment Holding Account.

(iii) If the Historical DSCR calculated in period x+1 is less than 1.50x then all amounts in the Prepayment Holding Account shall be applied as a mandatory prepayment of the Senior Financing, as described in “Mandatory Prepayments” above.

Notwithstanding the above, the Borrowers shall have the option at all times to apply all or a portion of the proceeds in the Prepayment Holding Account towards the pre payment of the Senior Financing.

Application of	Proceeds in the VEETC Holding Account shall be applied as follows:

Proceeds in the

VEETC Holding	(i)	If the VEETC is renewed at a level equal to at least 80%
Account	of the current VEETC level, all amounts in the VEETC Holding Account will be applied pursuant to the Priority Application of Funds; or

(ii)

If the VEETC is not renewed by the first quarter of 2011, all amounts held in the VEETC Holding Account from such date shall be applied as a mandatory prepayment of the Senior Financing, as described in “Mandatory Prepayments”.

Independent Market	[TBD], who shall provide an initial independent report on the corn,
Consultant(s)

distillers grains and ethanol market as well as related pricing forecasts on an annual basis while the Senior Financing is outstanding. However, quarterly reviews may be required if there is a 20% or greater variance in the annual operating budget submitted for lender approval.

Independent	[TBD], who shall provide an independent report on the technical
Engineer

aspects of the Project and, on behalf of the Lenders under the Senior Financing, monitor construction progress, review operating budget on an annual basis and provide forecasts of operating expenses and capital expenditures on an annual basis, while the Senior Financing is

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outstanding.

Insurance	[Moore-McNeil, LLC]

Consultant

Environmental	[TBD]

Consultant:

Lenders’ Counsel:	[Chadbourne & Parke LLP]

Local Counsel:	[Tory, LLP]

Appraiser:	Natwick Associates Appraisal Services

Other Consultants:	Based on review of the consultants work product above, in consultation with the Borrowers, additional consultants may be identified and services retained.

Project Contracts:	Project Contracts which shall be satisfactory in all respects to the Lenders shall include, without limitation, the following agreements:

•	EPC contract for both plants;
•	Feedstock supply agreements;
•	Ethanol off-take or marketing agreements;
•	DDGS and DWGS off-take or marketing agreements;
•	Operating and maintenance agreements;
•	Natural gas and electricity supply agreements;
•	Hedging Agreements, if any; and
•	Real estate documents.

Conditions	The conditions precedent to Closing will be customary for credit
Precedent to	facilities of this nature (with customary qualifications), including, but
Closing	not limited to, the following (each of which must be satisfactory to the lenders):

1.	Delivery of legal opinions from counsel to the Borrowers, the pledgors and other material Project parties;

2.	Delivery of base case project projections with mutually agreed assumptions, demonstrating certain agreed minimum coverage levels, as agreed to with the Independent Engineer;

3.	No Event of Default or event that would become an Event of Default with the giving of notice or passage of time or both under the Financing Documents (a “Default”) shall have occurred and

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4.

Insurance coverage including, without limitations, builder’s risk and performance insurance, shall be in full force and effect and delivery of an Insurance Consultant’ s report and certificate and insurance brokers’ certificates;

5.	Delivery of a final report and certificate from the Independent Engineer, the Independent Market Consultant, and the Insurance Consultant;

6.	Delivery of a final Phase I and, if necessary, a Phase II environmental site assessment for the site of the Project;

7.	Each of the relevant Project Contracts shall be in full force and effect;

8.	Delivery of a construction schedule and budget for each plant, as agreed to with the Independent Engineer;

9.	Equity Agreements in form and substance acceptable to the Lenders; and

10.	Satisfactory Intercreditor Agreement.

Conditions	Customary for credit facilities of this nature (with customary
Precedent to Each	qualifications) and others arising as a result of due diligence,
Drawdown:	including, but not limited to, the following (each of which must be reasonably satisfactory to the Lenders):

1.	Receipt by the Administrative Agent of a borrowing request (which shall include customary certifications as to the status of construction of the applicable Project) from the Borrowers;

2.	No Default or Event of Default (as certified to by the Borrowers);

3.	All representations and warranties (excluding any that expressly relate to an earlier date) are true and correct in all material respects (as certified to by the Borrowers);

4.	Since the Closing Date, no Material Adverse Effect (to be defined) has occurred and is continuing;

5.	An appropriate endorsement to the title policy with respect to which a drawing is being made;

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6.	Equity Agreements in form and substance acceptable to Lenders.

7.	Subordinated debt agreement(s). if any, in form and substance acceptable to Senior Lenders.

8.	All equity, including any subordinated debt, required to be contributed shall have been applied to pay project costs, as verified by the Independent Engineer;

9.

The Lenders shall have received confirmation from the Independent Engineer to the effect that (a) the funds to be drawn are to be used for approved project costs consistent with the terms of the Financing Documents and the EPC contract, (b) requested draws are in compliance with the applicable drawdown schedule and construction budget, (c) outlining the status of construction progress, and (d) confirming that the funds committed but undrawn under the Financing Documents are sufficient to achieve conversion;’

‘

10. No litigation that could reasonably be expected to have a Material Adverse Effect; and

11. All necessary permits, licenses, consents, and other governmental approvals (the “Permits”) then required for the Project (including for compliance with the Equator Principles), and not customarily obtained at a later stage of development shall have been obtained, shall be in effect, shall be final and non-appealable and shall have been provided to the Lenders

Conditions	Customary for credit facilities of this nature (with customary
Precedent to	qualifications) and others arising as a result of due diligence,
Conversion:	including, but not limited to, the following (each of which must be reasonably satisfactory to the Lenders) (the date on which all such conditions have been satisfied, the “Conversion Date”):

1.	Each of the Barrie Plant and the Sarnia Plant shall be complete and paid for (other than punch list items) and no mechanics’ liens or similar liens shall have been filed thereon;

2.	Each of the Barrie Plant and the Sarnia Plant shall have achieved commercial operation as certified by the Independent Engineer;

3.	All insurance for each of the Barrie Plant and the Sarnia Plant shall be in full force and effect, as certified by the Insurance Consultant;

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4.	No Default or Event of Default shall have occurred or be continuing:

5.	Receipt of all Permits then required for the operation of each of the Barrie Plant and the Sarnia Plant;

6.	All reserve accounts, including the DSRA, are fully funded;

7.	Delivery of legal opinions satisfactory to the Lenders; and

8.	Since the closing date, no Material Adverse Effect has occurred and is continuing.

Representations and	The Financing Documents will include usual and customary
Warranties:	representations and warranties (with customary knowledge and materiality qualifications), including, but not limited to, the following:

1.

Corporate existence, power and due authorization; execution delivery, legality, validity, binding effect and enforceability of Financing Documents and Project Contracts; non-contravention of applicable laws, rules and regulation, organizational documents and contracts; consents and approvals;

2.	No Default or Event of Default has occurred and is continuing;

3.	Accuracy of information;

4.	The Borrowers have good title to all their assets, and no encumbrance exists except agreed upon permitted liens;

5.	Perfection and priority of the liens and security interests contemplated by the Financing Documents, subject to agreed upon permitted liens;

6.	Receipt of Permits and governmental approvals other than those which are not required until a later date;

7.	There are no environmental liabilities, claims, releases or other matters of environmental concern;

8.	Single purpose nature of each Borrower;

9.	Absence of material litigation;

10.	Compliance with laws; and

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11.	No Material Adverse Effect.

Affirmative	The Borrowers will be subject to customary and usual affirmative
Covenants	covenants (with customary qualifications), including, but not limited to, the following:

1.	The Borrowers shall use the proceeds of the Senior Financing and the proceeds of all required equity contributions and subordinated debt exclusively for approved project costs;

2.	The Borrowers shall cause the Project to be constructed in accordance with the EPC contracts;

3.	The Borrowers shall cause the Project to be operated and maintained in accordance with the major Project documents, and all relevant operating budgets;

4.	The Borrowers shall comply with all applicable laws and Permits;

5.

The Borrowers shall maintain insurance of types and amounts to be agreed with the Lenders (after consultation with the lenders’ Insurance Consultant and Independent Engineer). The Lenders will be named additional insured s, and the Administrative Agent will be named loss payee, under casualty, business interruption and builders risk coverage;

6.

The Borrowers shall provide the Administrative Agent with(a) copies of its quarterly and audited annual financial statements, and (b) copies of certain material Project parties’ audited annual financial statements, in each case prepared in compliance with GAAP;

7.

The Borrowers shall provide the Administrative Agent with copies of monthly progress reports received from the EPC contractor (all progress reports are to be reviewed and certified by the Independent Engineer) and other customary notices with respect to the Project;

8.	The Borrowers shall provide the Administrative Agent with annual reports of operations and annual operating budgets for the Project;

9.	The Borrowers shall provide the Administrative Agent with reasonable access to the Project and their financial books and record s; and

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10.	The Borrowers shall maintain good title to the Project and maintain the priority and perfection of the liens created by the Financing Documents.

Negative Covenants	The Borrowers will be subject to customary and usual negative covenants (with customary qualifications), including, but not limited to, the following :

1.	The Borrowers will not permit any liens on their assets or on the equity interests in the Borrowers other than permitted liens;

2.	The Borrowers will not incur any additional indebtedness, subject to exceptions to be agreed;

3.

The Borrowers will not agree to amend or waive any provision of any major Project Contract or to amend or waive any provisions of any Project Contract or major Project Contract in excess of certain limits to be agreed without the consent of the Administrative Agent;

4.	The Borrowers will not enter into any transactions with affiliates except as permitted under the Financing Documents;

5.

The Borrowers will not sell or transfer assets other than if the assets are being replaced in the ordinary course of business, are obsolete, or are not required for the reliable operation or maintenance of the Project, including grants of easements and similar rights;

6.

[HoldCo] shall not have any subsidiaries other than [NE Barrie] and [NE Sarnia]; [Note: Subject to agreed upon corporate structure; provided, that corporate structure will not impact economic and substantive terms set forth in this Term Sheet.]

7.	None of [NE Barrie] and [NE Sarnia] shall create any subsidiaries; and

8.

The Borrowers will not enter into any change order under the EPC Contract without the consent of the Administrative Agent, or the required lenders, as agreed during documentation, unless (among other things) (a) such change order does not exceed amounts to be agreed and (b) the Borrowers certify (and the Independent Engineer confirms) that (i) such change order is technically feasible, (ii) such change order is not reasonably expected to materially and adversely affect the operation or reliability of the Project, and (iii) the implementation of such

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change order is not reasonably expected to delay the Project.

Events of Default:	The Financing Documents will contain customary and usual Events of Default (with customary cure rights), including, but not limited to, the following:

1.

Failure to pay any principal when due, or failure to pay any interest or fees within three days of the date when due; inaccuracies in representations and warranties made or deemed to be made; breach of covenants;

2.	Bankruptcy, insolvency, etc. of any Borrower or the Sponsor;

3.	Material defaults by counterparties to material Project Contracts (with customary cure rights and replacement rights);

4.	Bankruptcy, insolvency, etc. of counterparties to material Project Contracts (with customary replacement rights);

5.

A Change of Control (which shall occur when the Sponsor ceases to own at least 51% of the issued and outstanding voting shares in the Borrowers or ceases to own at least 51% of the total issued and outstanding shares in the Borrowers) shall occur;

6.	Failure to achieve the Conversion Date prior to the Date Certain (to be defined);

7.	Loss of Security, other than an immaterial portion thereof;

8.	Event of abandonment;

9.	Cross-Defaults; and

10.	Judgment Defaults.

Remedies:

Upon the occurrence and continuation of an Event of Default, the lenders may exercise all remedies at law or in equity including: declaring loans due, canceling commitments, cash collateralizing and exercising all rights with respect to the Security .

Governing Law:	New York law for the Financing Documents.

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Exhibit B

Indicative Subordinated Term Sheet

Subordinated Bank Financing for the Northern Ethanol Project

The terms outlined below in this Indicative Subordinated Term Sheet (the “Subordinated Term Sheet”) are for discussion purposes only and this Subordinated Term Sheet does not constitute a commitment, offer, agreement in principal or other agreement or obligation by WestLB AG, New York Branch (“WestLB”) or any of its subsidiaries or other affiliates to provide financing. Any binding commitment by WestLB would be subject to, inter alia, due diligence, receipt of all required credit approvals by WestLB and negotiation and mutual agreement of satisfactory definitive documentation evidencing the credit facilities described in this Subordinated Term Sheet (the “Subordinated Financing Documents”). Any amendments, additions or restatements of this Subordinated Term Sheet shall be in writing acknowledged by each of the parties hereto.

Type of Financing:

Subordinated secured non- recourse construction and term financing (the “Subordinated Financing”). The Subordinated Financing shall be the lesser of (i) 10% of the total capital requirements (including contributions in kind made by the Sponsor and approved by the Lenders), and when combined with the Senior Financing, no greater than 75% of the total capital requirements (including contributions in kind made by the Sponsor and approved by the Lenders); or (ii) such amount that can be supported by the Project (the “Project” defined further below).

The total capital requirements (including contributions in kind made by the Sponsor) are currently estimated to be approximately US$372.500.000.00 million.

Subordinated	[Mezzanine HoldCo], a special purpose bankruptcy remote entity that
Borrower:

will directly own 100% of [HoldCo] and indirectly owns 100% of each of [“NE Barrie”] and [“NE Sarnia”]. [HoldCo], [NE Barrie] and [NE Sarnia], collectively, are hereinafter referred to as the Senior Borrowers. [Note: the parties have agreed to review the corporate structure of the Subordinated Borrower to determine which structure is most tax advantageous to both the Subordinated Borrower and the Subordinated Lenders; provided, that such corporate structure shall not impact the economic and substantive terms set forth in this Subordinated Term Sheet and the amount of financing provided will need to be reviewed in light of such structure.]

The Subordinated Borrower shall be a wholly-owned subsidiary of the Sponsor.

Sponsor:	Northern Ethanol, Inc., a corporation organized and existing under the laws of Delaware

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Use of Proceeds:

The Subordinated Financing will be used for (i) the construction of a 108 million gallons per year fuel-grade undenatured ethanol production facility located in Barrie, Ontario, Canada (the “Barrie Plant”) and the construction of a 108 million gallons per year fuel-grade undenatured ethanol product ion facility located in Sarnia, Ontario, Canada (the “Sarnia Plant”, and together with the Barrie Plant, the “Project”), including construction costs, interest during construction, lenders and advisers costs and fees in relation to the Project, land costs, Project development costs and other agreed Project Costs, including pre-funding of reserves.

Sole Lead Arranger	WestLB AG, New York Branch.

and Bookrunner:

Subordinated	Financial institutions selected by the Lead Arranger in consultation
Lenders:	with Northern Ethanol.

Administrative	WestLB AG, New York Branch.

Agent and Collateral

Agent:

Securities	[TSD].

Intermediary Bank:

Amount:	Approximately US$[55,875,000.00] million

Tenor:	Up to 8 years from the closing date.

Priority of Funding:	The Subordinated Financing for each plant shall be available only after all proceeds of equity contributions for such plant have been applied to Project costs of such plant.

Interest Rate:	LIBOR plus Applicable Spread, payable quarterly in arrears.

Payment of interest accrued at a maximum rate of [8]% per annum shall be payable by the Subordinated Borrower in cash. Additional interest at a per annum rate equal to the difference between (i) the sum of LIBOR plus Applicable Spread, minus (ii) [8%] would accrue as payment in kind and added to the principal amount of the Subordinated Facility. Interest accrued at a rate of [8]% per annum that is not paid would accrue as payment in kind and added to the principal amount of the Subordinated Facility.

Applicable Spread:	[1000] basis points anticipated.

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Scheduled	[None.]

Amortization:

Funding:	100% of the Subordinated Facility is expected to be drawn at closing.

Upfront Fees to	1% of the principal amount of the Subordinated Facility.

Market:

Security:

The Subordinated Financing will be secured by a first-priority perfected security interest on all accounts of the Subordinated Borrower and a pledge of the equity interests (economic, voting and otherwise) in the Subordinated Borrower.

Hedging Program:

The Subordinated Borrower shall submit a proposed commodity hedging program to the Administrative Agent for approval six months prior to the Project being operational, such approval not to be unreasonably withheld. The Subordinated Borrower acknowledges that the purpose of the Hedging Program is to reduce (i) the Project’s exposure to adverse swings in commodity spot prices and (ii) margin volatility. Additional details on hedging requirements or restrictions will be set forth in the Subordinated Financing Documents.

Interest rate hedging for at least 50% of the projected principal amount of the Subordinated Financing, or a suitable alternative dynamic hedge, will be required through maturity.

During the documentation stage, the parties will discuss the need of hedging arrangements to mitigate exchange rate fluctuation risk.

Optional	Optional prepayments of the Subordinated Financing, in whole or in
Prepayment:

part, shall be permitted at the Subordinated Borrower ‘s option; provided that the Subordinated Borrower reimburses all customary breakage costs to the Subordinated Lenders, if any. Optional prepayments shall be made in inverse order of maturity. [Prepayments of less than US$500,000 shall not be permitted.]

Optional prepayments shall be made as follows:

Year 1:	103% =100% prepayment + 3% prepayment fee.
Year 2:	102% =100% prepayment + 2% prepayment fee.
Year 3:	101% =100% prepayment + 1% prepayment fee.
Thereafter:	Par =100% prepayment in accordance with terms
of the Subordinated Financing.

Optional prepayments of the Subordinated Financing shall only be permitted to the extent there is cash available in item (iv) of the

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Subordinated Waterfall (see below).

Mandatory	To the extent there is cash available in item (iii) of the Subordinated
Prepayment:

Waterfall (see below), the Subordinated Financing shall be prepaid to reduce the aggregate principal amount outstanding at the end of each quarterly period to the applicable Target Balance Amount (see below).

Mandatory prepayments shall be made in inverse order of maturity.

Target Balance	The initial amount of the Subordinated Financing reduced by [__] of
Amount:	such amount on each quarterly date subsequent to the Conversion
Date.

Debt Service	A debt service reserve account (“DSRA”) shall be funded either with
Reserve Account:	cash or through a letter of credit from an acceptable bank in an amount equal to the projected payment of fees and interest accruing at a rate of [8]% per annum on the Subordinated Financing payable with respect to the succeeding 6 months. Amounts necessary to fund the DSRA shall be budgeted in financing sources and uses.

Priority	All distributions received by the Subordinated Borrower from the
Application of	Senior Borrowers shall be held in a Subordinated Distributions
Funds:	Account (to be established) and shall be applied in the following order

(the “Subordinated Waterfall”):

(xii)	To pay interest that was due and payable and not already paid under the waterfall for the Senior Financing and fees on the Subordinated Financing;

(xiii)	To fund the DSRA to the required level;

(xiv)

Up to 100% of the funds remaining in the Subordinated Distributions Account after item (ii), to be swept and applied towards prepayment of the Subordinated Financing to meet the Target Balance Amount; and

(xv)

To the extent the Release of Equity Distributions conditions (see below) are satisfied, the Subordinated Borrower may make an optional prepayment of the Subordinated Financing or pay any remaining amounts as distributions to the Sponsor.

Release of	To be consistent with the Senior Financing.

Equity

Distributions:

Independent Market	Same as Senior Financing.

Consultant(s):

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Independent	Same as Senior Financing.

Engineer:

Insurance	Same as Senior Financing.

Consultant:

Environmental	Same as Senior Financing.

Consultant:

Lenders’ Counsel:	Same as Senior Financing.

Local Counsel	Same as Senior Financing.

Appraiser	Same as Senior Financing.

Other Consultants:	Based on review of the consultants work product above, in consultation with the Subordinated Borrower, additional consultants may be identified and services retained.

Project Contracts:	To conform to Senior Financing.

Conditions	Customary for credit facilities of this nature, with customary
Precedent to	qualifications.

Closing:

Representations and	Customary for credit facilities of this nature, with customary
Warranties:	knowledge and materiality qualifications.

Affirmative	Customary and usual affirmative covenants for credit facilities of this
Covenants:	nature, with customary qualifications.

Negative Covenants:	Customary and usual affirmative covenants for credit facilities of this nature, with customary qualifications.

The Subordinated Borrower shall not approve, consent or authorize any material management/shareholder decisions in the Senior Borrowers without the prior written consent of the Subordinated Lenders. [Note: Materiality to be discussed during documentation stage.]

Events of Default:	Usual and customary events of default for credit facilities of this nature, with customary cure rights.

Remedies:

Upon the occurrence and continuation of an Event of Default, the Subordinated Lenders may, subject to subordination terms, exercise all remedies at law or in equity including: declaring loans due, canceling commitments, cash collateralizing and exercising all rights with respect

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to the Security.

Governing Law	Same as Senior Financing.